RESIGNATION
                                   -----------

I, Bruce Younker, President, Treasurer, Secretary and a director of MYG Corp.

("Company"), a Nevada corporation, hereby tender and submit my resignation as

President, Treasurer, Secretary and a director of the Company, with such resignation to be effective this 20th day of December, 2000.



/s/ Bruce Younker
---------------------------------------
Bruce Younker